UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2010

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

724 E. Metler Lane Spokane, WA	99218
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On January 27, 2010, the Company, through its wholly owned subsidiaries, Kisa Gold Mining, Inc. and Golden Lynx, LLC signed an option agreement with North Fork Resources Pty Ltd (“North Fork”) which grants North Fork an exclusive option to purchase and/or earn an interest in the Company’s Southwest Kuskokwim Project area.  The Southwest Kuskokwim Project area consists of exploration properties in southwest Alaska approximately 90 miles east of the village of Bethel covering approximately 35,240 acres of State of Alaska-owned lands in 7 claim groups known as the Kisa, Luna, AKO, GL, Little Swift, Gold Creek and Gossan Valley within the Kuskokwim Mineral Belt.

Under the terms of the option, North Fork will make a payment to the Company in the amount of $20,000 within 14 days of the signing of the agreement which was January 27, 2010 for the exclusive right to explore the claims up until October 31, 2010.  During the option period, North Fork agrees to meet the minimum annual expenditure requirements on the claims for the period up to September 1, 2010.  Following the expiration of the option on October 31, 2010, North Fork will have 30 days to notify the Company of its decision to exercise its option to purchase and/or earn into any or all of the claim groups.

The following is a breakdown of the proposed earn-in terms:

1.

The initial interest at the time North Fork exercises its option to earn into the Projects will be as follows:

a.

Gold Crest Mines, Inc. – 100%

b.

North Fork – 0%

2.

North Fork can earn a 51% interest in the Projects by the expenditure of $3,000,000USD on the Projects by October 31, 2013.

3.

If North Fork withdraws from the Joint Venture prior to earning a 51% interest in the Projects, it will have no further interest in the Projects.

4.

North Fork can earn an additional 24% interest in the Projects, taking its total interest to 75% by the expenditure of an additional $3,000,000USD by October 31, 2016.

5.

North Fork can earn a total interest of 90% in any of the Project claim blocks by the completion of a Bankable Feasibility Study (BFS).

6.

Gold Crest Mines, Inc. will retain a free carried 10% interest in the Projects up to a Decision to Mine at which point it can elect to contribute at 10% or dilute to a 2% Net Smelter Royalty.

7.

North Fork is obliged to keep the Projects in “good standing”.

8.

North Fork is the sole manager of the Projects and will make all decisions in regards to the exploration programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Matt J. Colbert

Chief Financial Officer

Date: January 29, 2010

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